EXHIBIT 99

The following information is set forth under “Part I, Item IA. Risk Factors” of the Bank of America Corporation Annual Report on Form 10-K for the year ended December 31, 2012 (the “Bank of America 2012 Form 10-K”). The following information includes cross-references to sections and page numbers in the Bank of America 2012 Form 10-K and to Notes to the Consolidated Financial Statements in Item 8. of the Bank of America 2012 Form 10-K. Capitalized terms and acronyms used but not defined below have the meanings ascribed to such terms in the Bank of America 2012 Form 10-K. Also, when used below, Bank of America, we or us refers to Bank of America Corporation together with its consolidated subsidiaries.

Item 1A. Risk Factors

In the course of conducting our business operations, we are exposed to a variety of risks, some of which are inherent in the financial services industry and others of which are more specific to our own businesses. The discussion below addresses the most significant factors, of which we are aware, that could affect our businesses, results of operations and financial condition. Additional factors that could affect our businesses, results of operations and financial condition are discussed in “Forward-looking Statements.” However, other factors not discussed below or elsewhere in this Annual Report on Form 10-K could also adversely affect our businesses, results of operations and financial condition. Therefore, the risk factors below should not be considered a complete list of potential risks that we may face.

Any risk factor described in this Annual Report on Form 10-K or in any of our other SEC filings could by itself, or together with other factors, materially adversely affect our liquidity, cash flows, competitive position, business, results of operations or financial condition.
General Economic and Market Conditions Risk
Our businesses and results of operations may be adversely affected by the U.S. and international financial markets and economic conditions generally.

Our businesses and results of operations are affected by the financial markets and general economic conditions in the U.S. and abroad, including factors such as the level and volatility of short-term and long-term interest rates, inflation, home prices, unemployment and under-employment levels, bankruptcies, household income, consumer spending, fluctuations in both debt and equity capital markets, liquidity of the global financial markets, the availability and cost of capital and credit, investor sentiment and confidence in the financial markets, European sovereign debt risks and the strength of the U.S. economy and the non-U.S. economies in which we operate. The deterioration of any of these conditions could adversely affect our consumer and commercial businesses and securities portfolios, our level of charge-offs and provision for credit losses, the carrying value of our deferred tax assets, our capital levels and liquidity, and our results of operations.

Continued elevated unemployment, under-employment and household debt, along with continued stress in the consumer real estate market and certain commercial real estate markets, in the U.S. pose challenges for domestic economic performance and the financial services industry. The sustained high unemployment rate and the lengthy duration of unemployment have directly impaired consumer finances and pose risks to the financial services industry. Continued uncertainty in the housing markets and elevated levels of distressed and delinquent mortgages pose further risks to the housing market. The current environment of heightened scrutiny of financial institutions has resulted in increased public awareness of and sensitivity to banking fees and practices. Mortgage and housing market-related risks may be accentuated by attempts to forestall foreclosure proceedings, as well as state and federal investigations into foreclosure practices by mortgage servicers. Each of these factors may adversely affect our fees and costs.

For additional information about economic conditions and challenges discussed above, see Executive Summary - 2012 Economic and Business Environment in the MD&A on page 26.

Mortgage and Housing Market-Related Risk
Our mortgage loan repurchase obligations or claims from third parties could result in additional material losses.

We and our legacy companies have sold significant amounts of residential mortgage loans directly to government-sponsored enterprises, Fannie Mae (FNMA) and Freddie Mac (FHLMC) (collectively, the GSEs), and residential mortgage loans to investors other than GSEs as whole loans or private-label securitizations. In connection with these sales, we or certain of our subsidiaries or legacy companies make or have made various representations and warranties, breaches of which may result in a requirement that we repurchase the mortgage loans, or otherwise make whole or provide other remedies to counterparties. For example, we and such legacy companies sold over $2 trillion of such loans originated between 2004 and 2008.

On January 6, 2013, we entered into agreements with FNMA (FNMA Settlement) to resolve substantially all outstanding and potential repurchase and certain other claims relating to the origination, sale and delivery of residential mortgage loans originated and sold directly to FNMA from January 1, 2000 through December 31, 2008 by entities related to legacy Countrywide Financial Corporation (Countrywide) and Bank of America, N.A. (BANA). The FNMA Settlement extinguished substantially all of the unresolved repurchase claims from FNMA, as well as any future representations and warranties repurchase claims, associated with such loans, subject to certain exceptions which we do not expect to be material.

At December 31, 2012, the total notional amount of our unresolved representations and warranties repurchase claims was approximately $28.3 billion, which included $12.2 billion resolved by the FNMA Settlement, compared to $12.6 billion at December 31, 2011.

In addition to repurchase claims, we receive notices from mortgage insurance companies of claim denials, cancellations or coverage rescission (collectively, MI rescission notices) and the number of such notices has remained elevated. As of December 31, 2012, 68 percent of the MI rescission notices we have received have not yet been resolved. The FNMA Settlement clarified the parties’ obligations with respect to MI, including establishing timeframes for certain payments and other actions, setting parameters for potential bulk settlements and providing for cooperation in future dealings with mortgage insurers. As a result, we will be required to remit to FNMA the amount of certain MI coverage as a result of MI claims rescissions in advance of collection from the mortgage insurance companies and, in certain cases, we may not ultimately collect all such amounts from the mortgage insurance companies.

The total amount of our recorded liability related to representations and warranties repurchase exposures (which includes exposures related to MI rescission notices) was $19.0 billion at December 31, 2012. We currently estimate that the range of possible loss for representations and warranties exposures could be up to $4 billion over accruals at December 31, 2012. This range of possible loss reflects the impact of the FNMA Settlement and covers principally non-GSE exposures. Our estimated range of possible loss does not represent a probable loss.

Our estimated liability and range of possible loss for representations and warranties exposures is based on then-currently available information and is necessarily dependent on, and limited by a number of factors, including our historical claims and settlement experience, including the FNMA Settlement, projections of future defaults and, for private-label securitizations, the implied repurchase experience based on the pending Bank of New York Mellon settlement (BNY Mellon Settlement), as well as significant judgment and a number of assumptions that are subject to change, including the assumption that the conditions to the BNY Mellon Settlement are satisfied. As a result, our liability and estimated range of possible loss related to our representations and warranties exposures may materially change in the future based on factors beyond our control. Future provisions and/or estimated ranges of possible loss for representations and warranties may be significantly impacted if actual experiences are different from our assumptions in our predictive models, including, without limitation, ultimate resolution of the BNY Mellon Settlement, estimated repurchase rates, economic conditions, estimated home prices, consumer and counterparty behavior, and a variety of other judgmental factors. In addition, we have not recorded any representations and warranties liability for certain potential private-label securitization and whole-loan exposures where we have little to no claim experience. Additionally, reserves for certain potential monoline exposures are considered in our litigation reserves.

Adverse developments with respect to one or more of the assumptions underlying the liability for representations and warranties and the corresponding estimated range of possible loss could result in significant increases to future provisions and/or the estimated range of possible loss. For example, if courts, in the context of claims brought by private-label securitization trustees, were to disagree with our interpretation that the underlying agreements require a claimant to prove that the representations and warranties breach was the cause of the loss, it could significantly impact the estimated range of possible loss. Additionally, if recent court rulings related to monoline litigation, including one related to us, that have allowed sampling of loan files instead of requiring a loan-by-loan review to determine if a representations and warranties breach has occurred, are followed generally by the courts in other monoline litigation, private-label securitization counterparties may view litigation as a more attractive alternative compared to a loan-by-loan review.

If future representations and warranties losses occur in excess of our recorded liability and estimated range of possible loss, including as a result of the factors set forth above, such losses could have a material adverse effect on our cash flows, financial condition and results of operations. The liability for obligations under representations and warranties exposures and the corresponding estimated range of possible loss do not consider any losses related to litigation matters, including litigation brought by monoline insurers, disclosed in Note 13 - Commitments and Contingencies to the Consolidated Financial Statements, nor do they include any separate foreclosure costs and related costs, assessments and compensatory fees or any other possible losses related to potential claims for breaches of performance of servicing obligations (except as such losses are included as potential costs of the BNY Mellon Settlement), potential securities law or fraud claims or potential indemnity or other claims against us, including claims related to loans insured by the Federal Housing Administration (FHA). We are not able to reasonably estimate the amount of any possible loss with respect to any such servicing, securities law, fraud or other claims against us, except to the extent reflected in the aggregate range of possible loss for litigation and regulatory matters disclosed in Note 13 - Commitments and Contingencies to the Consolidated Financial Statements; however, such loss could have a material adverse effect on our cash flows, financial condition and results of operations.

For additional information about our representations and warranties exposure, see Off-Balance Sheet Arrangements and Contractual Obligations - Representations and Warranties in the MD&A on page 54, Consumer Portfolio Credit Risk Management in the MD&A on page 80 and Note 8 - Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.

Our representations and warranties losses could be substantially higher than existing accruals and the existing estimated range of possible loss for representations and warranties liability if court approval of the BNY Mellon Settlement is not obtained or if it is otherwise abandoned.

The BNY Mellon Settlement is subject to final court approval and certain other conditions. Although the final court hearings on the settlement are scheduled to begin on May 30, 2013, we cannot currently predict the timing or ultimate outcome of the court approval process, which can include appeals and could take a substantial period of time. There can be no assurance that final court approval of the BNY Mellon Settlement will be obtained, that all conditions will be satisfied (including the receipt of private letter rulings from the IRS and other tax rulings and opinions) or, if certain conditions to the BNY Mellon Settlement permitting withdrawal are met, that the Corporation and legacy Countrywide will not withdraw from the BNY Mellon Settlement agreement.

If final court approval is not obtained with respect to the BNY Mellon Settlement, or if the Corporation and legacy Countrywide determine to withdraw from the BNY Mellon Settlement agreement in accordance with its terms, the Corporation’s future representations and warranties losses with respect to non-GSEs could substantially exceed our non-GSE reserve, together with our estimated range of reasonably possible loss for all representations and warranties exposures of up to $4 billion over existing accruals at December 31, 2012. Developments with respect to one or more of the assumptions underlying the estimated range of possible loss for representations and warranties (including the timing and ultimate outcome of the court approval process relating to the BNY Mellon Settlement) could result in significant increases in our non-GSE reserve and/or this estimated range of possible loss.

For additional information regarding the BNY Mellon Settlement, see Note 8 - Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.

If the U.S. housing market weakens, or home prices decline, our consumer loan portfolios, credit quality, credit losses, representations and warranties exposures, and earnings may be adversely affected.

Although U.S. home prices have shown signs of improvement during 2012, the declines over the past several years negatively impacted the demand for many of our products and the credit performance of our consumer mortgage portfolios. Additionally, our mortgage loan production volume is generally influenced by the rate of growth in residential mortgage debt outstanding and the size of the residential mortgage market.

Conditions in the U.S. housing market over the past several years also resulted in significant write-downs of asset values in several asset classes, notably mortgage-backed securities (MBS), and exposure to monolines. If the U.S. housing market were to weaken, the value of real estate could decline, which could negatively affect our exposure to representations and warranties. While there were indications in 2012 that the U.S. economy is stabilizing, the performance of our overall consumer portfolios may not significantly improve in the near future. A protracted continuation or worsening of difficult housing market conditions may exacerbate the adverse effects outlined above and could have a significant adverse effect on our financial condition and results of operations.

In addition, our home equity portfolio, which makes up approximately 30 percent of our total home loans portfolio, contains a significant percentage of loans in second-lien or more junior-lien positions, and such loans have elevated risk characteristics. Our home equity portfolio had an outstanding balance of $108.0 billion as of December 31, 2012, including $91.3 billion of home equity lines of credit, $15.3 billion of home equity loans and $1.4 billion of reverse mortgages. Of the total home equity portfolio at December 31, 2012, $21.1 billion, or 20 percent, were in first-lien positions (21 percent excluding the Countrywide PCI home equity portfolio) and $86.9 billion, or 80 percent (79 percent excluding the Countrywide PCI home equity portfolio) were in second-lien or more junior-lien positions.

Continued mortgage foreclosure delays and investigations into our residential mortgage foreclosure practices and our compliance with regulatory orders related to past and current servicing and foreclosure activities may significantly increase our costs. In addition, mortgage foreclosure proceedings have been slow in certain states due to a high volume of pending proceedings, which may cause us to have higher credit losses.

We temporarily suspended foreclosure sales in 2010 while we and regulatory authorities examined our foreclosure processes. Although we have resumed foreclosure sales in all states, our progress on foreclosure sales in states where foreclosure requires a court order (judicial states) has been much slower than in those states where foreclosure does not require a court order (non-judicial states). There continues to be a backlog of foreclosure inventory in judicial states as the process of obtaining a court order can significantly increase the time required to complete a foreclosure. Excluding fully-insured portfolios, approximately 30 percent of our residential mortgage loan portfolio, including 36 percent of nonperforming residential mortgage loans, and 36 percent of our home equity portfolio, including 44 percent of nonperforming home equity loans, were in judicial states as of December 31, 2012.

The implementation of changes in procedures and controls, including loss mitigation procedures related to our ability to recover on FHA insurance-related claims, and governmental, regulatory and judicial actions, may result in continuing delays in foreclosure proceedings and foreclosure sales and create obstacles to the collection of certain fees and expenses, in both judicial and non-judicial foreclosures, which could cause us to have higher credit losses.

We entered into a consent order with the Federal Reserve and BANA entered into a consent order with the OCC on April 13, 2011 (2011 OCC Consent Order). The 2011 OCC Consent Order required that we submit a plan to the OCC to remediate all financial injury to borrowers caused by any identified foreclosure deficiencies following an independent foreclosure review (IFR). On January 7, 2013, we and other mortgage servicing companies reached an agreement in principle with the Federal Reserve and the OCC to cease the IFR and replace it with an accelerated remediation process (2013 IFR Acceleration Agreement). Under the 2013 IFR Acceleration Agreement, we made a cash payment of $1.1 billion and agreed to provide approximately $1.8 billion of borrower assistance in the form of loan modifications and other foreclosure prevention actions.

In March 2012, we entered into settlement agreements with the U.S. Department of Justice, various federal regulatory agencies and 49 state Attorneys General; the U.S. Department of Housing and Urban Development (HUD); and the Federal Reserve and the OCC (collectively, the National Mortgage Settlement). The National Mortgage Settlement became final upon a U.S. District Court order in April 2012 and (1) resolved federal and state investigations into certain origination, servicing and foreclosure practices, (2) resolved certain HUD claims relating to the origination of FHA-insured mortgage loans, primarily by Countrywide prior to and for a period following our acquisition of that lender, and (3) imposed civil monetary penalties by both the Federal Reserve and the OCC related to conduct that was the subject of the 2011 OCC Consent Order. The National Mortgage Settlement did not cover claims arising out of securitization (including representations made to investors with respect to MBS), criminal claims, private claims by borrowers, claims by certain states for injunctive relief or actual economic damages to borrowers related to Mortgage Electronic Registration Systems, Inc. (MERS), and claims by the GSEs (including repurchase demands), among other items. Under the terms of the National Mortgage Settlement, we must establish certain uniform servicing standards and make available approximately $7.6 billion in borrower assistance in the form of, among other things, principal reduction, short sales and deeds-in-lieu of foreclosure, and approximately $1.0 billion in refinancing assistance. We also entered into agreements with several states under which we committed to perform certain minimum levels of principal reduction and related activities within those states.

As part of the FNMA Settlement, we agreed to make a cash payment to FNMA to settle substantially all of FNMA’s outstanding and future claims for compensatory fees arising out of past foreclosure delays. Notwithstanding the FNMA Settlement, we expect that mortgage-related assessments and waiver costs, including compensatory fees, and other costs associated with foreclosures will remain elevated as additional loans are delayed in the foreclosure process. This will likely result in continued elevated noninterest expense, including default servicing costs and legal expenses, which may be partially offset by the impact of MSR sales. Contributing to the elevated default servicing costs are required process changes, including those required under the consent orders with federal bank regulators. Delays in foreclosure sales may result in additional costs associated with the maintenance of properties or possible home price declines, result in a greater number of nonperforming loans and increased servicing advances and may adversely impact the collectability of such advances and the value of our MSR asset, MBS and real estate owned properties. With respect to GSE MBS, the valuation of certain MBS could be negatively affected under certain scenarios due to changes in the timing of cash flows. With respect to non-GSE MBS, under certain scenarios the timing and amount of cash flows could be negatively affected.

We continue to be subject to additional borrower and non-borrower litigation and governmental and regulatory scrutiny related to our past and current servicing and foreclosure activities, including those claims not covered by the National Mortgage Settlement. This scrutiny may extend beyond our pending foreclosure matters to issues arising out of alleged irregularities with respect to previously completed foreclosure activities. The current environment of heightened regulatory scrutiny has the potential to subject us to inquiries or investigations that could adversely affect our reputation. Such investigations by state and federal authorities, as well as any other governmental or regulatory scrutiny of our foreclosure processes, could result in fines, penalties, equitable remedies, additional default servicing requirements and process changes, or other enforcement actions, and could result in higher legal costs in responding to governmental investigations and additional litigation.

For additional information regarding the temporary suspension of our foreclosure sales, see Off-Balance Sheet Arrangements and Contractual Obligations - Other Mortgage-related Matters in the MD&A on page 61.

Failure to satisfy our obligations as servicer in the residential mortgage securitization process, including residential mortgage foreclosure obligations, along with other losses we could incur in our capacity as servicer, could cause significant losses.

We and our legacy companies have securitized a significant portion of the residential mortgage loans that we originated or acquired. We service a large portion of the loans we have securitized and also service loans on behalf of third-party securitization vehicles and other investors. In addition to identifying specific servicing criteria, pooling and servicing arrangements in a securitization or whole loan sale typically impose standards of care on the servicer that may include the obligation to adhere to the accepted servicing practices of prudent mortgage lenders and/or to exercise the degree of care and skill that the servicer employs when servicing loans for its own account.

Many non-GSE residential mortgage-backed securitizations and whole-loan servicing agreements also require us to indemnify the trustee or other investor for or against failures by us to perform our servicing obligations or acts or omissions that involve willful malfeasance, bad faith or gross negligence in the performance of, or reckless disregard of, our duties. Servicing agreements with the GSEs generally provide the GSEs with broader rights relative to the servicer than are found in servicing agreements with private investors. Each GSE typically claims the right to demand that we repurchase loans that breach the seller’s representations and warranties made in connection with the initial sale of the loans, even if we were not the seller. The GSEs also claim that they have the contractual right to demand indemnification or loan repurchase for certain servicing breaches. The GSEs’ first mortgage seller/servicer guides provide for timelines to resolve delinquent loans through workout efforts or liquidation, if necessary, and purport to require the imposition of compensatory fees if those deadlines are not satisfied except for reasons beyond our control. We believe that the governing contracts, our course of dealing and collective past practices and understandings should inform resolution of these matters. Beginning in 2010, the GSEs increased the level of compensatory fees imposed and amended those servicing guides retroactively to impose significantly new and more stringent requirements relating to default activities, which could increase our exposure to claims for compensatory fees. As part of the FNMA Settlement, we agreed to make a cash payment to FNMA to settle substantially all of FNMA’s outstanding and future claims for compensatory fees arising out of past foreclosure delays.

With regard to alleged irregularities in foreclosure process-related activities referred to above, we may incur costs or losses if we elect or are required to re-execute or re-file documents or take other action in connection with pending or completed foreclosures. We may also incur costs or losses if the validity of a foreclosure action is challenged by a borrower, or overturned by a court because of errors or deficiencies in the foreclosure process. These costs and liabilities may not be reimbursable to us. We may also incur costs or losses relating to delays or alleged deficiencies in processing documents necessary to comply with state law governing foreclosures. We may be subject to deductions by insurers for MI or guarantee benefits relating to delays or alleged deficiencies. Additionally, if we commit a material breach of our servicing obligations that is not cured within specified timeframes, including those related to default servicing and foreclosure, we could be terminated as servicer under servicing agreements in certain circumstances. Any of these actions may harm our reputation or increase our servicing costs.

Mortgage notes, assignments or other documents are often required to be maintained and are often necessary to enforce mortgages loans. There has been significant public commentary regarding the common industry practice of recording mortgages in the name of MERS, as nominee on behalf of the note holder, and whether securitization trusts own the loans purported to be conveyed to them and have valid liens securing those loans. We currently use the MERS system for a substantial portion of the residential mortgage loans that we originate, including loans that have been sold to investors or securitization trusts. A component of the 2011 OCC Consent Order requires significant changes in the manner in which we service loans identifying MERS as the mortgagee. Additionally, certain local and state governments have commenced legal actions against us, MERS, and other MERS members, questioning the validity of the MERS model. Other challenges have also been made to the process for transferring mortgage loans to securitization trusts, asserting that having a mortgagee of record that is different than the holder of the mortgage note could “break the chain of title” and cloud the ownership of the loan. In order to foreclose on a mortgage loan, in certain cases it may be necessary or prudent for an assignment of the mortgage to be made to the holder of the note, which in the case of a mortgage held in the name of MERS as nominee would need to be completed by a MERS signing officer. As such, our practice is to obtain assignments of mortgages from MERS prior to instituting foreclosure. If certain required documents are missing or defective, or if the use of MERS is found not to be valid, we could be obligated to cure certain defects or in some circumstances be subject to additional costs and expenses. Our use of MERS as nominee for the mortgage may also create reputational and other risks for us.

In addition to the adverse impact these factors could directly have on us, we may also face negative reputational costs from these servicing risks, which could reduce our future business opportunities in this area or cause that business to be on less favorable terms to us.

For additional information, see Off-Balance Sheet Arrangements and Contractual Obligations in the MD&A on page 54.
Liquidity Risk
Liquidity Risk is the Potential Inability to Meet Our Contractual and Contingent Financial Obligations, On- or Off-balance Sheet, as they Become Due.

Adverse changes to our credit ratings from the major credit rating agencies could significantly limit our access to funding or the capital markets, increase our borrowing costs, or trigger additional collateral or funding requirements.

Our borrowing costs and ability to raise funds are directly impacted by our credit ratings. In addition, credit ratings may be important to customers or counterparties when we compete in certain markets and when we seek to engage in certain transactions, including over-the-counter (OTC) derivatives. Credit ratings and outlooks are opinions expressed by rating agencies on our creditworthiness and that of our obligations or securities, including long-term debt, short-term borrowings, preferred stock and other securities, including asset securitizations. Our credit ratings are subject to ongoing review by the rating agencies which consider a number of factors, including our own financial strength, performance, prospects and operations as well as factors not under our control.

On June 21, 2012, Moody’s Investors Service, Inc. (Moody’s) completed its previously-announced review for possible downgrade of financial institutions with global capital markets operations, downgrading the ratings of 15 banks and securities firms, including our ratings. The Corporation’s long-term debt rating and BANA’s long-term and short-term debt ratings were downgraded one notch as part of this action. Each of the three major rating agencies downgraded the ratings for the Corporation and its rated subsidiaries in late 2011.

Currently, the Corporation’s long-term/short-term senior debt ratings and outlooks expressed by the rating agencies are as follows: Baa2/P-2 (negative) by Moody’s; A-/A-2 (negative) by Standard & Poor’s Ratings Services (S&P); and A/F1 (stable) by Fitch Ratings (Fitch). The rating agencies could make further adjustments to our credit ratings at any time. There can be no assurance that additional downgrades will not occur.

A further reduction in certain of our credit ratings could negatively affect our liquidity, access to credit markets, the related cost of funds, our businesses and certain trading revenues, particularly in those businesses where counterparty creditworthiness is critical. If the short-term credit ratings of our parent company, bank or broker/dealer subsidiaries were downgraded by one or more levels, we may suffer the potential loss of access to short-term funding sources such as repo financing, and/or increased cost of funds.

In addition, under the terms of certain OTC derivative contracts and other trading agreements, in the event of a further downgrade of our credit ratings or certain subsidiaries’ credit ratings, counterparties to those agreements may require us or certain subsidiaries to provide additional collateral, terminate these contracts or agreements, or provide other remedies. At December 31, 2012, if the rating agencies had downgraded their long-term senior debt ratings for us or certain subsidiaries by one incremental notch, the amount of additional collateral contractually required by derivative contracts and other trading agreements would have been approximately $3.3 billion comprised of $2.9 billion for BANA and $418 million for Merrill Lynch & Co., Inc. (Merrill Lynch) and certain of its subsidiaries. If the agencies had downgraded their long-term senior debt ratings for these entities by a second incremental notch, approximately $4.4 billion in additional incremental collateral comprised of $455 million for BANA and $4.0 billion for Merrill Lynch and certain of its subsidiaries, would have been required.

Also, if the rating agencies had downgraded their long-term senior debt ratings for us or certain subsidiaries by one incremental notch, the derivative liability that would be subject to unilateral termination by counterparties as of December 31, 2012 was $3.8 billion, against which $3.0 billion of collateral has been posted. If the rating agencies had downgraded their long-term senior debt ratings for us and certain subsidiaries by a second incremental notch, the derivative liability that would be subject to unilateral termination by counterparties as of December 31, 2012 was an incremental $1.7 billion, against which $1.1 billion of collateral has been posted.

While certain potential impacts are contractual and quantifiable, the full consequences of a credit ratings downgrade to a financial institution are inherently uncertain, as they depend upon numerous dynamic, complex and inter-related factors and assumptions, including whether any downgrade of a firm’s long-term credit ratings precipitates downgrades to its short-term credit ratings, and assumptions about the potential behaviors of various customers, investors and counterparties.

For additional information about our credit ratings and their potential effects to our liquidity, see Liquidity Risk - Credit Ratings in the MD&A on page 78 and Note 3 - Derivatives to the Consolidated Financial Statements.

If we are unable to access the capital markets, continue to maintain deposits, sell assets on favorable terms, or our borrowing costs increase, our liquidity and competitive position will be negatively affected.

Liquidity is essential to our businesses. We fund our assets primarily with globally sourced deposits in our bank entities, as well as secured and unsecured liabilities transacted in the capital markets. We rely on certain secured funding sources, such as repo markets, which are typically short-term and credit-sensitive in nature. We also engage in asset securitization transactions, including with the GSEs, to fund consumer lending activities. Our liquidity could be adversely affected by any inability to access the capital markets; illiquidity or volatility in the capital markets; unforeseen outflows of cash, including customer deposits, funding for commitments and contingencies, including Variable Rate Demand Notes; the ability to sell assets on favorable terms; increased liquidity requirements on our banking and nonbanking subsidiaries imposed by their home countries; or negative perceptions about our short- or long-term business prospects, including downgrades of our credit ratings. Several of these factors may arise due to circumstances beyond our control, such as a general market disruption, negative views about the financial services industry generally, changes in the regulatory environment, actions by credit rating agencies or an operational problem that affects third parties or us.

Our cost of obtaining funding is directly related to prevailing market interest rates and to our credit spreads. Credit spreads are the amount in excess of the interest rate of U.S. Treasury securities, or other benchmark securities, of a similar maturity that we need to pay to our funding providers. Increases in interest rates and our credit spreads can significantly increase the cost of our funding. Changes in our credit spreads are market-driven and may be influenced by market perceptions of our creditworthiness. Changes to interest rates and our credit spreads occur continuously and may be unpredictable and highly volatile.

For additional information about our liquidity position and other liquidity matters, including credit ratings and outlooks and the policies and procedures we use to manage our liquidity risks, see Capital Management and Liquidity Risk in the MD&A on pages 70 and 75.
Bank of America Corporation is a holding company and we depend upon our subsidiaries for liquidity, including our ability to pay dividends to stockholders. Applicable laws and regulations, including capital and liquidity requirements, may restrict our ability to transfer funds from our subsidiaries to Bank of America Corporation or other subsidiaries.
Bank of America Corporation, as the parent company, is a separate and distinct legal entity from our banking and nonbanking subsidiaries. We evaluate and manage liquidity on a legal entity basis. Legal entity liquidity is an important consideration as there are legal and other limitations on our ability to utilize liquidity from one legal entity to satisfy the liquidity requirements of another, including the parent company. For instance, the parent company depends on dividends, distributions and other payments from our banking and nonbanking subsidiaries to fund dividend payments on our common stock and preferred stock and to fund all payments on our other obligations, including debt obligations. Many of our subsidiaries, including our bank and broker/dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to the parent company or other subsidiaries. In addition, our bank and broker/dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements, as well as restrictions on their ability to use funds deposited with them in bank or brokerage accounts to fund their businesses.
Additional restrictions on related party transactions, increased capital and liquidity requirements and additional limitations on the use of funds on deposit in bank or brokerage accounts, as well as lower earnings, can reduce the amount of funds available to meet the obligations of the parent company and even require the parent company to provide additional funding to such subsidiaries. Regulatory action of that kind could impede access to funds we need to make payments on our obligations or dividend payments. In addition, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. For additional information regarding our ability to pay dividends, see Note 14 - Shareholders’ Equity and Note 17 - Regulatory Requirements and Restrictions to the Consolidated Financial Statements.

Credit Risk
Credit Risk is the Risk of Loss Arising from a Borrower, Obligor or Counterparty Default when a Borrower, Obligor or Counterparty does not Meet its Obligations.
Economic or market disruptions, insufficient credit loss reserves or concentration of credit risk may necessitate an increase in the provision for credit losses, which could have an adverse effect on our financial condition and results of operations.
When we loan money, commit to loan money or enter into a letter of credit or other contract with a counterparty, we incur credit risk, or the risk of losses if our borrowers do not repay their loans or our counterparties fail to perform according to the terms of their agreements. A number of our products expose us to credit risk, including loans, leases and lending commitments, derivatives, trading account assets and assets held-for-sale. As one of the nation’s largest lenders, the credit quality of our consumer and commercial portfolios has a significant impact on our earnings.
Global and U.S. economic conditions may impact our credit portfolios. To the extent economic or market disruptions occur, such disruptions would likely increase our credit exposure to customers, obligors or other counterparties due to the increased risk that they may default on their obligations to us. These potential increases in delinquencies and default rates could adversely affect our consumer credit card, home equity, consumer real estate and purchased credit-impaired portfolios, through increased charge-offs and provision for credit losses. Additionally, increased credit risk could also adversely affect our commercial loan portfolios.
We estimate and establish an allowance for credit losses for losses inherent in our lending activities (including unfunded lending commitments), excluding those measured at fair value, through a charge to earnings. The amount of allowance is determined based on our evaluation of the potential credit losses included within our loan portfolio. The process for determining the amount of the allowance, which is critical to our financial condition and results of operations, requires difficult, subjective and complex judgments, including forecasts of economic conditions and how our borrowers will react to those conditions. Our ability to assess future economic conditions or the creditworthiness of our customers, obligors or other counterparties is imperfect. The ability of our borrowers to repay their loans will likely be impacted by changes in economic conditions, which in turn could impact the accuracy of our forecasts.
As with any such assessments, there is also the chance that we will fail to identify the proper factors or that we will fail to accurately estimate the impacts of factors that we identify. We may suffer unexpected losses if the models and assumptions we use to establish reserves and make judgments in extending credit to our borrowers and other counterparties become less predictive of future events. Although we believe that our allowance for credit losses was in compliance with applicable accounting standards at December 31, 2012, there is no guarantee that it will be sufficient to address future credit losses, particularly if economic conditions deteriorate. In such an event, we might need to increase the size of our allowance, which reduces our earnings.
In the ordinary course of our business, we also may be subject to a concentration of credit risk in a particular industry, country, counterparty, borrower or issuer. A deterioration in the financial condition or prospects of a particular industry or a failure or downgrade of, or default by, any particular entity or group of entities could negatively affect our businesses, and the processes by which we set limits and monitor the level of our credit exposure to individual entities, industries and countries may not function as we have anticipated. While our activities expose us to many different industries and counterparties, we routinely execute a high volume of transactions with counterparties in the financial services industry, including brokers/dealers, commercial banks, investment funds and insurers. This has resulted in significant credit concentration with respect to this industry. In the ordinary course of business, we also enter into transactions with sovereign nations, U.S. states and U.S. municipalities. Unfavorable economic or political conditions, disruptions to capital markets, currency fluctuations, social instability and changes in government policies could impact the operating budgets or credit ratings of sovereign nations, U.S. states and U.S. municipalities and expose us to credit risk.
We also have a concentration of credit risk with respect to our consumer real estate, consumer credit card and commercial real estate portfolios, which represent a large percentage of our overall credit portfolio. The economic downturn has adversely affected these portfolios and further exposed us to this concentration of risk. Continued economic weakness or deterioration in real estate values or household incomes could result in higher credit losses.
For additional information about our credit risk and credit risk management policies and procedures, see Credit Risk Management in the MD&A on page 79 and Note 1 - Summary of Significant Accounting Principles to the Consolidated Financial Statements.
We could suffer losses and our ability to engage in routine trading and funding transactions could be adversely affected as a result of the actions or deterioration in the commercial soundness of our counterparties and other financial services institutions.
We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers/dealers, commercial banks, investment banks, mutual and hedge funds and other institutional clients. Financial services institutions and other counterparties are inter-related because of trading, funding, clearing or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to significant future liquidity problems, including losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of a counterparty or client. In addition, our credit risk may be impacted when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivatives exposure due us.

Our derivatives businesses may expose us to unexpected risks and potential losses.
We are party to a large number of derivatives transactions, including credit derivatives. Our derivatives businesses may expose us to unexpected market, credit and operational risks that could cause us to suffer unexpected losses. Severe declines in asset values, unanticipated credit events or unforeseen circumstances that may cause previously uncorrelated factors to become correlated (and vice versa) may create losses resulting from risks not appropriately taken into account in the development, structuring or pricing of a derivative instrument. The terms of certain of our OTC derivative contracts and other trading agreements provide that upon the occurrence of certain specified events, such as a change in our credit ratings, we may be required to provide additional collateral or to provide other remedies, or our counterparties may have the right to terminate or otherwise diminish our rights under these contracts or agreements.
Many derivative instruments are individually negotiated and non-standardized, which can make exiting, transferring or settling some positions difficult. Many derivatives require that we deliver to the counterparty the underlying security, loan or other obligation in order to receive payment. In a number of cases, we do not hold, and may not be able to obtain, the underlying security, loan or other obligation.
In the event of a further downgrade of the Corporation’s credit ratings, certain derivative and other counterparties may request we substitute BANA as counterparty for certain derivative contracts and other trading agreements. Our ability to substitute or make changes to these agreements to meet counterparties’ requests may be subject to certain limitations, including counterparty willingness, regulatory limitations on naming BANA as the new counterparty, and the type or amount of collateral required. It is possible that such limitations on our ability to substitute or make changes to these agreements, including naming BANA as the new counterparty, could adversely affect our results of operations.
Derivatives contracts and other transactions entered into with third parties are not always confirmed by the counterparties or settled on a timely basis. While a transaction remains unconfirmed or during any delay in settlement, we are subject to heightened credit and operational risk and in the event of default may find it more difficult to enforce the contract. In addition, as new and more complex derivatives products have been created, covering a wider array of underlying credit and other instruments, disputes about the terms of the underlying contracts may arise, which could impair our ability to effectively manage our risk exposures from these products and subject us to increased costs.
For additional information on our derivatives exposure, see Note 3 - Derivatives to the Consolidated Financial Statements.
Market Risk
Market Risk is the Risk that Values of Assets and Liabilities or Revenues will be Adversely Affected by Changes in Market Conditions Such as Market Volatility. Market Risk is Inherent in the Financial Instruments Associated with our Operations, Including Loans, Deposits, Securities, Short-term Borrowings, Long-term Debt, Trading Account Assets and Liabilities, and Derivatives.
Negative changes in the levels of market volatility and other financial or capital market conditions may increase our market risk.
Our liquidity, cash flows, competitive position, business, results of operations and financial condition are affected by market risk factors such as changes in interest and currency exchange rates, equity and futures prices, the implied volatility of interest rates, credit spreads and other economic and business factors. These market risks may adversely affect, among other things, (i) the value of our on- and off-balance sheet securities, trading assets other financial instruments, and MSRs, (ii) the cost of debt capital and our access to credit markets, (iii) the value of assets under management, (iv) fee income relating to assets under management, (v) customer allocation of capital among investment alternatives, (vi) the volume of client activity in our trading operations, (vii) investment banking fees, and (viii) the general profitability and risk level of the transactions in which we engage. For example, the value of certain of our assets is sensitive to changes in market interest rates. If the Federal Reserve changes or signals a change in its current mortgage securities repurchase program, market interest rates could be affected, which could adversely impact the value of such assets.
We use various models and strategies to assess and control our market risk exposures but those are subject to inherent limitations. Our models, which rely on historical trends and assumptions, may not be sufficiently predictive of future results due to limited historical patterns, extreme or unanticipated market movements and illiquidity, especially during severe market downturns or stress events. The models that we use to assess and control our market risk exposures also reflect assumptions about the degree of correlation among prices of various asset classes or other market indicators.
In times of market stress or other unforeseen circumstances, such as the market conditions experienced in 2008 and 2009, previously uncorrelated indicators may become correlated, or previously correlated indicators may move in different directions. These types of market movements have at times limited the effectiveness of our hedging strategies and have caused us to incur significant losses, and they may do so in the future. These changes in correlation can be exacerbated where other market participants are using risk or trading models with assumptions or algorithms that are similar to ours. In these and other cases, it may be difficult to reduce our risk positions due to the activity of other market participants or widespread market dislocations, including circumstances where asset values are declining significantly or no market exists for certain assets. To the extent that we own securities that do not have an established liquid trading market or are otherwise subject to restrictions on sale or hedging, we may not be able to reduce our positions and therefore reduce our risk associated with such positions. In addition, challenging market conditions may also adversely affect our investment banking fees.
For additional information about market risk and our market risk management policies and procedures, see Market Risk Management in the MD&A on page 113.

Further downgrades in the U.S. government’s sovereign credit rating, or in the credit ratings of instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, could result in risks to the Corporation and its credit ratings and general economic conditions that we are not able to predict.
On June 8, 2012, S&P affirmed its AA+ long-term and A-1+ short-term sovereign credit rating on the U.S. government. The outlook remains negative. On July 10, 2012, Fitch affirmed its AAA long-term and F1+ short-term sovereign credit rating on the U.S. government. The outlook remains negative. Moody’s also rates the U.S. government AAA with a negative outlook. All three rating agencies have indicated that they will continue to assess fiscal projections and consolidation measures, as well as the medium-term economic outlook for the U.S.
There continues to be the perceived risk of a sovereign credit ratings downgrade of the U.S. government, including the ratings of U.S. Treasury securities and other government-backed securities. It is foreseeable that the ratings and perceived creditworthiness of instruments issued, insured or guaranteed by institutions, agencies or instrumentalities directly linked to the U.S. government could also be correspondingly affected by any such downgrade. Instruments of this nature are key assets on the balance sheets of financial institutions, including the Corporation, and are widely used as collateral by financial institutions to meet their day-to-day cash flows in the short-term debt market. A downgrade of the sovereign credit ratings of the U.S. government and perceived creditworthiness of U.S. government-related obligations could impact our ability to obtain funding that is collateralized by affected instruments, as well as affecting the pricing of that funding when it is available. A downgrade may also adversely affect the market value of such instruments.
We cannot predict if, when or how any changes to the credit ratings or perceived creditworthiness of these organizations will affect economic conditions. The credit rating agencies’ ratings for the Corporation or its subsidiaries could be directly or indirectly impacted by a downgrade of the U.S. government’s sovereign rating because the credit ratings of large systemically important financial institutions, including the Corporation, currently incorporate a degree of uplift due to assumptions concerning government support. In addition, the Corporation presently delivers a material portion of the residential mortgage loans it originates into GSEs, agencies or instrumentalities (or instruments insured or guaranteed thereby). We cannot predict if, when or how any changes to the credit ratings of these organizations will affect their ability to finance residential mortgage loans.
A downgrade of the sovereign credit ratings of the U.S. government or the credit ratings of related institutions, agencies or instrumentalities would significantly exacerbate the other risks to which the Corporation is subject and any related adverse effects on our business, financial condition and results of operations.
Our businesses may be affected by uncertainty about the financial stability of several European Union (EU) countries, the risk that those countries may default on their sovereign debt and related stresses on financial markets, the Euro and the EU.
Risks and ongoing concerns about the debt crisis in Europe could have a detrimental impact on the global economic recovery, sovereign and non-sovereign debt in these countries and the financial condition of European financial institutions and international financial institutions with exposure to the region, including us. Market and economic disruptions have affected, and may continue to affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and residential mortgages, and housing prices among other factors. There can be no assurance that the market disruptions in Europe, including the increased cost of funding for certain governments and financial institutions, and the possible loss of EU member states, will not spread, nor can there be any assurance that future assistance packages will be available or, even if provided, will be sufficient to stabilize the affected countries and markets in Europe or elsewhere. To the extent European economic recovery uncertainty continues to negatively impact consumer confidence and consumer credit factors, or should the EU enter a deep recession, both the U.S. economy and our business and results of operations could be adversely affected.
The Corporation has substantial U.K. net deferred tax assets, which consist primarily of net operating losses (NOLs) that are realizable by a few non-U.S. subsidiaries that have a recent history of cumulative losses. These net deferred tax assets relate to NOLs that may be realized over an extended number of years. Management has concluded that no valuation allowance is necessary with respect to such net deferred tax assets, based in part on current expectations, including regarding the cessation of certain business activities, changes to capital and funding, forecasts of business activities and the indefinite period to carry forward NOLs. Significant changes to those expectations, such as would be caused by a substantial and prolonged worsening of the condition of Europe’s capital markets, could lead management to reassess its valuation allowance conclusions.
Global economic uncertainty, regulatory initiatives and reform have impacted, and will likely continue to impact, non-U.S. credit and trading portfolios. There can be no assurance our risk mitigation efforts in this respect will be sufficient or successful. Our total sovereign and non-sovereign exposure to Greece, Italy, Ireland, Portugal and Spain, was $14.5 billion at December 31, 2012 compared to $15.2 billion at December 31, 2011. Our total net sovereign and non-sovereign exposure to these countries was $9.5 billion at December 31, 2012 compared to $10.3 billion at December 31, 2011, after taking into account net credit default protection. At December 31, 2012 and 2011, the fair value of net credit default protection purchased was $5.1 billion and $4.9 billion. Losses could still result because our credit protection contracts only pay out under certain scenarios.
For more information on our direct sovereign and non-sovereign exposures in Europe, see Non-U.S. Portfolio in the MD&A on page 105.

We may incur losses if the values of certain assets decline.
We have a large portfolio of financial instruments, including, among others, certain corporate loans and loan commitments, loans held-for-sale, repurchase agreements, long-term deposits, trading account assets and liabilities, derivatives assets and liabilities, available-for-sale debt and marketable equity securities, consumer-related MSRs and certain other assets and liabilities that we measure at fair value. We determine the fair values of these instruments based on the fair value hierarchy under applicable accounting guidance. The fair values of these financial instruments include adjustments for market liquidity, credit quality and other transaction-specific factors, where appropriate.
Gains or losses on these instruments can have a direct and significant impact on our results of operations, unless we have effectively hedged our exposures. Changes in loan prepayment speeds, which are influenced by interest rates, among other things, can impact the value of our MSRs and can result in higher or lower mortgage banking income and earnings, depending upon our ability to fully hedge the performance of our MSRs. Fair values may be impacted by declining values of the underlying assets or the prices at which observable market transactions occur and the continued availability of these transactions. The financial strength of counterparties, with whom we have economically hedged some of our exposure to these assets, also will affect the fair value of these assets. Sudden declines and volatility in the prices of assets may curtail or eliminate the trading activity for these assets, which may make it difficult to sell, hedge or value such assets. The inability to sell or effectively hedge assets reduces our ability to limit losses in such positions and the difficulty in valuing assets may increase our risk-weighted assets, which requires us to maintain additional capital and increases our funding costs.
Asset values also directly impact revenues in our asset management businesses. We receive asset-based management fees based on the value of our clients’ portfolios or investments in funds managed by us and, in some cases, we also receive incentive fees based on increases in the value of such investments. Declines in asset values can reduce the value of our clients’ portfolios or fund assets, which in turn can result in lower fees earned for managing such assets.
For additional information about fair value measurements, see Note 21 - Fair Value Measurements to the Consolidated Financial Statements. For additional information about our asset management businesses, see Business Segment Operations - Global Wealth & Investment Management in the MD&A on page 50.
Changes in interest rates, prepayment speeds and borrowers’ ability to refinance loans could have an adverse affect on our financial condition or results of operations.
Government officials and regulatory authorities have advanced various proposals to assist homeowners and the housing and mortgage markets. Certain of these proposals have included expanded access to residential mortgage loan refinancing options, including refinancing options for borrowers who may be current on their existing mortgage loans and for borrowers whose current mortgage principal balance may exceed the current appraised value of the mortgaged property. Expanded refinancing access may also result from implementing the borrower assistance and remediation programs under the National Mortgage Settlement discussed above. Adopting proposals of this nature could result in increased mortgage refinancings, and greater reductions in interest rates and principal prepayments in our mortgage portfolio than otherwise expected without those proposals. Reductions in interest rates and increases in mortgage prepayment speeds could adversely impact the value of our MSR asset, cause a significant acceleration of purchase premium amortization on our mortgage portfolio, and adversely affect our net interest margin. Conversely, increases in interest rates and unavailability of expanded refinancing access may result in a decrease in residential mortgage loan originations.
For additional information about interest rate risk management, see Interest Rate Risk Management for Nontrading Activities in the MD&A on page 117.
Changes in the method of determining the London Interbank Offered Rate (LIBOR) or other reference rates may adversely impact the value of debt securities and other financial instruments we hold or issue that are linked to LIBOR or other reference rates in ways that are difficult to predict and could adversely impact our financial condition or results of operations.
In recent years, concerns have been raised about the accuracy of the calculation of the daily LIBOR. The method for determining how LIBOR is formulated and its use in the market going forward may change, including, but not limited to, replacing the administrator of LIBOR, reducing the currencies and tenors for which LIBOR is calculated. and requiring banks to provide LIBOR submissions based on actual transaction data or otherwise changing the structure of LIBOR, each of which could impact the volatility of LIBOR. Similar changes may occur with respect to other reference rates. Accordingly, it is not currently possible to determine whether, or to what extent, any such changes would impact the value of any debt securities we hold or issue that are linked to LIBOR or other reference rates, or any loans, derivatives and other financial obligations or extensions of credit we hold or are due to us, or for which we are an obligor, that are linked to LIBOR or other reference rates, or whether, or to what extent, such changes would impact our financial condition or results of operations.
Regulatory and Legal Risk
Bank regulatory agencies may require us to hold higher levels of regulatory capital, increase our regulatory capital ratios or increase liquidity, which could result in the need to issue additional securities that qualify as regulatory capital or to sell company assets.

We are subject to the Federal Reserve’s risk-based capital guidelines. These guidelines establish regulatory capital requirements for banking institutions to meet minimum requirements as well as to qualify as a “well-capitalized” institution. If any of our subsidiary insured depository institutions fail to maintain its status as “well-capitalized” under the applicable regulatory capital rules, the Federal Reserve will require us to agree to bring the insured depository institution or institutions back to “well-capitalized” status. For the duration of such an agreement, the Federal Reserve may impose restrictions on our activities. If we were to fail to enter into such an agreement, or fail to comply with the terms of such agreement, the Federal Reserve may impose more severe restrictions on our activities, including requiring us to cease and desist activities permitted under the Bank Holding Company Act of 1956.
It is possible that increases in regulatory capital requirements, changes in how regulatory capital is calculated or increases to liquidity requirements may cause the loss of our “well-capitalized” status unless we increase our capital levels by issuing additional common stock, thus diluting our existing shareholders, or by selling assets. On December 20, 2011, the Federal Reserve proposed rules relating to risk-based capital and leverage requirements, liquidity requirements, stress tests, single-counterparty credit limits and early remediation requirements. On October 12, 2012, the Federal Reserve issued final rules requiring covered entities to undergo annual stress tests conducted by the Federal Reserve and conduct their own “company-run” stress tests twice a year. Those rules, and the remaining rules, when finalized, are likely to influence our regulatory capital and liquidity planning process, and may impose additional operational and compliance costs on us. Any requirement that we increase our regulatory capital, regulatory capital ratios or liquidity could cause us to sell certain assets, perhaps on terms unfavorable to us and contrary to our business plans. Such a requirement could also compel us to issue additional securities, which could dilute our current stockholders.
For additional information about the proposals described above and their potential effect on our required levels of regulatory capital, see Capital Management - Regulatory Capital in the MD&A on page 70.
Government measures to regulate the financial industry, including the Financial Reform Act, have increased and will continue to increase our compliance and operating costs and could require us to change certain of our business practices, limit our product offerings, limit our ability to efficiently pursue business opportunities, require an increase to our regulatory capital, impact asset values and reduce our revenues.
As a financial institution, we are heavily regulated at the state, federal and international levels. Following the financial crisis and related global economic downturn, we have faced and expect to continue to face increased public and legislative scrutiny as well as stricter and more comprehensive regulation of our business. These regulatory and legislative measures, either individually, in combination or in the aggregate, could require us to further change our business practices, impose additional costs on us, limit our product offerings, limit our ability to efficiently pursue business opportunities, require an increase in our regulatory capital, impact asset values and reduce our revenues.
Federal banking and securities regulatory agencies have proposed regulations under the Financial Reform Act to limit proprietary trading as well as the sponsorship of or investment in hedge funds and private equity funds (the Volcker Rule). The proposed regulations include clarifications to the definition of proprietary trading and distinctions between permitted and prohibited activities. Although the comment period for these proposed regulations has expired, the regulatory agencies have not finalized the Volcker Rule regulations.
The statutory provisions of the Volcker Rule became effective on July 21, 2012 and gave financial institutions two years from the effective date, with the possibility for extensions for certain investments, to bring activities and investments into compliance with the statutory provisions and final regulations. Although Global Markets exited its stand-alone proprietary trading business as of June 30, 2011 in anticipation of the Volcker Rule and to further our initiative to optimize our balance sheet, the ultimate impact of the Volcker Rule on us remains uncertain as the regulations implementing the Volcker Rule are not final. However, based on the contents of the proposed regulations, it is possible the Volcker Rule implementation could limit or restrict our remaining trading activities. If exemptions in the Volcker Rule and the proposed regulations are not available, the Volcker Rule could also limit or restrict our ability to sponsor and hold ownership interests in hedge funds, private equity funds, commodity pools and other subsidiary operations. Additionally, the Volcker Rule could increase our operational and compliance costs, reduce our trading revenues, and adversely affect our results of operations. The date on which final regulations will be issued is currently uncertain.
Additionally, the Financial Reform Act includes measures to broaden the scope of derivative instruments subject to regulation by requiring clearing and exchange trading of certain derivatives; imposing new capital, margin, reporting, registration and business conduct requirements for certain market participants; and imposing position limits on certain OTC derivatives. The Financial Reform Act grants the CFTC and the SEC substantial new authority and requires numerous rulemakings by these agencies. Swap dealers conducting dealing activity with U.S. persons above a specified dollar threshold were required to register with the CFTC on or before December 31, 2012. Upon registration, swap dealers became subject to additional CFTC rules relating to business conduct and reporting, and will continue to become subject to additional CFTC rules as and when such rules take effect.
The Financial Reform Act required regulators to promulgate the rulemakings necessary to implement these regulations by July 16, 2011. However, the rulemaking process was not completed as of that date, and is not expected to conclude until well into 2013. Further, the regulators granted temporary relief from certain requirements that would have taken effect on July 16, 2011 absent any rulemaking. The SEC temporary relief is effective until final rules relevant to each requirement become effective. The CFTC temporary relief largely expired on December 31, 2012. The CFTC also granted relief from some of the rules that would have become effective during the fourth quarter of 2012, either completely suspending or delaying the application of some requirements.

While the CFTC has provided temporary exemptive relief from application of derivatives requirements of the Financial Reform Act for certain non-U.S. derivatives activity, there remains some uncertainty as to how the derivatives requirements of the Financial Reform Act will apply to non-U.S. derivatives activity because the CFTC has not yet adopted final cross-border guidance. The CFTC has completed much of its other rulemakings, with the exception of final margin, capital and exchange trading rules, while the SEC has finalized a small number of clearing-related rules. The ultimate impact of the derivatives regulations that have not yet been finalized and the time it will take to comply remain uncertain. The final regulations will impose additional operational and compliance costs on us and may require us to restructure certain businesses and may negatively impact our results of operations.
In April 2011, a new Financial Reform Act regulation became effective implementing revisions to the FDIC’s assessment system that increased our FDIC expense. In addition, the FDIC has broad discretionary authority to increase assessments on large and highly complex institutions on a case by case basis. Any future increases in required deposit insurance premiums or other bank industry fees could have an adverse impact on our financial condition and results of operations.
The Financial Reform Act established an orderly liquidation process in the event of the failure of a large systemically important financial institution. Specifically, when a systemically important financial institution such as the Corporation is in default or danger of default, the FDIC may be appointed receiver in order to conduct an orderly liquidation of such systemically important financial institution. In the event of such appointment, the FDIC could invoke a new form of resolution authority, the orderly liquidation authority, instead of the U.S. Bankruptcy Code, if the Secretary of the Treasury makes certain financial distress and systemic risk determinations. Macroprudential systemic protection is the primary objective of the orderly liquidation authority, subject to minimum threshold protections for creditors. Accordingly, in certain circumstances under the orderly liquidation authority, the FDIC could permit payment of obligations it determines to be systemically significant (e.g., short-term creditors or operating creditors) in lieu of paying other obligations (e.g., long-term creditors) without the need to obtain creditors’ consent or prior court review. The insolvency and resolution process could also lead to a large reduction or total elimination of the value of a bank holding company’s outstanding equity. For example, the FDIC could follow a “single point of entry” approach and replace a distressed bank holding company with a bridge holding company, which could continue operations and result in an orderly resolution of the underlying bank, but whose equity is held solely for the benefit of creditors of the original bank holding company. Additionally, under the orderly liquidation authority, amounts owed to the U.S. government generally receive a statutory payment priority.
In addition, under the Financial Reform Act, all bank holding companies with assets of $50 billion or more are required to develop and submit resolution plans to the FDIC and the Federal Reserve, who will review such plans to determine whether they are credible. If the FDIC and the Federal Reserve determine that our plan is not credible and we fail to cure the deficiencies in a timely manner, the FDIC and the Federal Reserve may jointly impose more stringent capital, leverage or liquidity requirements or restrictions on growth, activities or operations of the Corporation. We could be required to take certain actions that could impose operational costs and could potentially result in the divestiture or restructuring of certain businesses and subsidiaries. We submitted our initial plan in 2012, which is to be updated annually.
Similarly, in the U.K., the FSA has issued proposed rules requiring the submission of significant information about certain U.K. incorporated subsidiaries and other financial institutions, as well as branches of non-U.K. banks located in the U.K., (including information on intra-group dependencies, legal entity separation and barriers to resolution) to allow the FSA to develop resolution plans. As a result of the FSA review, we could be required to take certain actions over the next several years which could impose operational costs and potentially result in the restructuring of certain businesses and subsidiaries.
The Financial Reform Act established the CFPB, which principally regulates the offering of consumer financial products or services under federal consumer financial laws, and which has commenced its supervisory oversight. Through its rulemaking authority, the CFPB has promulgated several proposed and final rules that will affect our consumer businesses, including, but not limited to, establishing enhanced underwriting standards and new mortgage loan servicing standards. The CFPB has also proposed rules addressing items such as remittance transfer services, appraisal requirements and loan originator compensation requirements. The Corporation is evaluating the various CFPB rules and proposals and devoting substantial compliance, legal and operational business resources to facilitate compliance with these rules by their respective effective dates. We cannot predict the ultimate impact on us of the final and proposed CFPB rules, due to, among other things, uncertainty created by a recent court decision invalidating appointments to the National Labor Relations Board by President Obama, which, if upheld and applied to similar appointments to the CFPB, could call into question the validity of certain actions by the CFPB or result in the subsequent invalidation of such rules; however, it is possible that the final and proposed rules could have a significant adverse impact on our results of operations.
On December 20, 2011, the Federal Reserve issued proposed rules to implement enhanced supervisory and prudential requirements and the early remediation requirements established under the Financial Reform Act. The enhanced standards include risk-based capital and leverage requirements, liquidity standards, requirements for overall risk management, single-counterparty credit limits, stress test requirements and a debt-to-equity limit for certain companies determined to pose a threat to financial stability. On October 12, 2012, the Federal Reserve issued final rules requiring covered entities to undergo annual stress tests conducted by the Federal Reserve and conduct their own “company-run” stress tests twice a year. Final regulations addressing the remaining items have not yet been adopted. The final rules are likely to influence our regulatory capital and liquidity planning process, and may impose additional operational and compliance costs on us.

Many of the provisions under the Financial Reform Act have only begun to be implemented or remain to be implemented in the future and will be subject both to further rulemaking and the discretion of applicable regulatory bodies. The Financial Reform Act will continue to impact our earnings through fee reductions, higher costs and imposition of new restrictions on us. The Financial Reform Act may also continue to have a material adverse impact on the value of certain assets and liabilities held on our balance sheet. The ultimate impact of the Financial Reform Act on our business will depend on regulatory interpretation and rulemaking, as well as the success of any of our actions to mitigate the negative impacts of certain provisions.
In December 2010, the Basel Committee on Banking Supervision (Basel Committee) issued “Basel 3: A global regulatory framework for more resilient banks and banking systems” and “International framework for liquidity risk measurement, standards and monitoring” (together, Basel 3). If implemented by U.S. banking regulators as proposed, Basel 3’s capital standards could significantly increase our capital requirements. Basel 3 and the Financial Reform Act propose the disqualification of trust preferred securities from Tier 1 capital, with the Financial Reform Act proposing that the disqualification be phased in from 2013 to 2015. Basel 3 also proposes the deduction of certain assets from capital (deferred tax assets, MSRs, investments in financial firms and pension assets, among others, within prescribed limitations), the inclusion of accumulated OCI in capital, increased capital requirements for counterparty credit risk, and new minimum capital and buffer requirements.
Basel 3 also proposes two minimum liquidity risk measures. The liquidity coverage ratio (LCR) measures the amount of a financial institution’s unencumbered, high-quality, liquid assets relative to the net cash outflows the institution could encounter under a significant 30-day stress scenario. The net stable funding ratio (NSFR) measures the amount of longer-term, stable sources of funding employed by a financial institution relative to the liquidity profiles of the assets funded and the potential for contingent calls on funding liquidity arising from off-balance sheet commitments and obligations over a one-year period. The Basel Committee announced in January 2013 that the initial minimum LCR requirement of 60 percent will be implemented in January 2015, and will thereafter increase in 10 percent annual increments through January 2019. The Basel Committee is currently reviewing the NSFR and has indicated that it intends for the requirement to be implemented by January 2018, following an observation period that is currently underway.
On July 19, 2011, the Basel Committee published the consultative document, “Globally systemic important banks: Assessment methodology and the additional loss absorbency requirement,” which sets out measures for global, systemically important financial institutions including the methodology for measuring systemic importance, the systemically important financial institution buffer and the arrangements by which they will be phased in. As proposed, the systemically important financial institution buffer would be met with additional Tier 1 common equity ranging from one percent to 2.5 percent, and in certain circumstances, 3.5 percent. This will be phased in from 2016 through 2018. As of December 31, 2012, we estimate our systemically important financial institution buffer would have been 1.5 percent, based on the Financial Stability Board’s “Update of group of global systemically important banks” issued on November 1, 2012.
Preparation for Basel 3 has influenced and is likely to continue to influence our regulatory capital and liquidity planning process, and is expected to impose additional operational and compliance costs on us. Any requirement that we increase the amount, or change the composition, of our regulatory capital or liquidity may have a material adverse impact on the Corporation. These impacts could include, but are not limited to, potential dilution of existing stockholders, increased funding costs and competitive disadvantage compared to financial institutions not under the same regulatory framework.
For additional information about the regulatory initiatives discussed above, see Regulatory Matters in the MD&A on page 64.
Changes in the structure of the GSEs and the relationship among the GSEs, the government and the private markets, or the conversion of the current conservatorship of the GSEs into receivership, could result in significant changes to our business operations and may adversely impact our business.
During the last ten years, we have sold over $2.0 trillion of loans to the GSEs. Each GSE is currently in a conservatorship, with its primary regulator, the Federal Housing Finance Agency, acting as conservator. We cannot predict if, when or how the conservatorships will end, or any associated changes to the GSEs’ business structure that could result. We also cannot predict whether the conservatorships will end in receivership. There are several proposed approaches to reform the GSEs which, if enacted, could change the structure of the GSEs and the relationship among the GSEs, the government and the private markets, including the trading markets for agency conforming mortgage loans and markets for mortgage-related securities in which we participate. We cannot predict the prospects for the enactment, timing or content of legislative or rulemaking proposals regarding the future status of the GSEs. Accordingly, there continues to be uncertainty regarding the future of the GSEs, including whether they will continue to exist in their current form.

We are subject to significant financial and reputational risks from potential legal liability and regulatory action.
We face significant legal risks in our business, and the volume of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against us and other financial institutions remain high and are increasing. Increased litigation costs, substantial legal liability or significant regulatory action against us could have material adverse effects on our financial condition and results of operations or cause significant reputational harm to us, which in turn could adversely impact our business prospects. In addition, we continue to face increased litigation risk and regulatory scrutiny. We continue to experience increased litigation and other disputes with counterparties regarding relative rights and responsibilities. Consumers, clients and other counterparties have grown more litigious. Our experience with certain regulatory authorities suggests a migration towards an increasing supervisory focus on enforcement, including in connection with alleged violations of law and customer harm. The current environment of additional regulation, increased regulatory compliance burdens, and enhanced regulatory enforcement, combined with ongoing uncertainty related to the continuing evolution of the regulatory environment, has resulted in significant operational and compliance costs and may limit our ability to continue providing certain products and services.
For a further discussion of litigation risks, see Note 13 - Commitments and Contingencies to the Consolidated Financial Statements.
Our business prospects are vulnerable to changes in governmental fiscal and monetary policy.
Our businesses and earnings are affected by domestic and international fiscal and monetary policy. The Federal Reserve regulates the supply of money and credit in the U.S. and its policies affect our cost of funds for lending, investing and capital raising activities and the return we earn on those loans and investments, both of which affect our net interest margin. The Federal Reserve’s actions also can affect the value of financial instruments and other assets, such as debt securities and MSRs, and its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Our businesses and earnings are also affected by the fiscal or other policies that are adopted by the U.S. government, various U.S. regulatory authorities, and non-U.S. governments and regulatory authorities. Changes in domestic and international fiscal and monetary policies are beyond our control and difficult to predict but could have an adverse impact on our capital requirements and the costs of running our business.
We may be adversely affected by changes in U.S. and non-U.S. tax and other laws and regulations.
The U.S. Congress and the Administration have signaled interest in reforming the U.S. corporate income tax code. Possible approaches include lowering the 35 percent corporate tax rate, modifying the taxation of income earned outside the U.S. and limiting or eliminating various other deductions, tax credits and/or other tax preferences. It is not possible at this time to quantify either the one-time impact from remeasuring deferred tax assets and liabilities that might result upon tax reform enactment or the ongoing impact reform might have on income tax expense.
In addition, income from certain non-U.S. subsidiaries has not been subject to U.S. income tax as a result of long-standing deferral provisions applicable to income that is derived in the active conduct of a banking and financing business abroad (active finance income). The U.S. Congress has extended the application of these deferral provisions several times, most recently in January 2013. These provisions now are set to expire for taxable years beginning on or after January 1, 2014. Absent an extension of these provisions, active financing income earned by certain non-U.S. subsidiaries will generally be subject to a tax provision that considers incremental U.S. income tax. The impact of the expiration of these provisions would depend upon the amount, composition and geographic mix of our future earnings.
Other countries have also proposed and adopted certain regulatory changes targeted at financial institutions or that otherwise affect us. The EU has adopted increased capital requirements and the U.K. has (i) increased liquidity requirements for local financial institutions, including regulated U.K. subsidiaries of non-U.K. bank holding companies and other financial institutions as well as branches of non-U.K. banks located in the U.K.; (ii) adopted a Bank Levy which will apply to the aggregate balance sheet of branches and subsidiaries of non-U.K. banks and banking groups operating in the U.K.; and (iii) proposed the creation and production of recovery and resolution plans by U.K.-regulated entities.
On July 17, 2012, the U.K. 2012 Finance Bill was enacted which reduced the corporate income tax rate one percent to 24 percent beginning on April 1, 2012, and then to 23 percent beginning on April 1, 2013. These rate reductions favorably affect income tax expense on future U.K. earnings but also required us to remeasure our U.K. net deferred tax assets using the lower tax rates. The income tax benefit for 2012 included a $788 million charge for the remeasurement, substantially all of which was recorded in Global Markets . If the corporate income tax rate were to be reduced to 21 percent by 2014 as suggested in U.K. Treasury announcements and assuming no change in the deferred tax asset balance, a charge to income tax expense of approximately $400 million for each one percent reduction in the rate would result in each period of enactment (for a total of approximately $800 million). We are also monitoring other international legislative proposals that could impact us, such as changes to corporate income tax laws. Currently, in the U.K., NOL carryforwards have an indefinite life. Were the U.K. taxing authorities to introduce limitations on the future utilization of NOLs and were the Corporation unable to document its continued ability to fully utilize its NOLs, we would be required to establish a valuation allowance by a charge to income tax expense.
Risk of the Competitive Environment in which We Operate
We face significant and increasing competition in the financial services industry.
We operate in a highly competitive environment. Over time, there has been substantial consolidation among companies in the financial services industry, and this trend accelerated in recent years. This trend has also hastened the globalization of the securities and financial services markets. We will continue to experience intensified competition as consolidation in and globalization of the financial services industry may result in larger, better-capitalized and more geographically diverse companies that are capable of offering a wider array of financial products and services at more competitive prices. To the extent we expand into new business areas and new geographic regions, we may face competitors with more experience and more established relationships with clients, regulators and industry participants in the relevant market, which could adversely affect our ability to compete. In addition, technological advances and the growth of e-commerce have made it possible for non-depository institutions to offer products and services that traditionally were banking products, and for financial institutions to compete with technology companies in providing electronic and internet-based financial solutions. Increased competition may negatively affect our earnings by creating pressure to lower prices on our products and services and/or reducing market share.
Damage to our reputation could significantly harm our businesses, including our competitive position and business prospects.
Our ability to attract and retain customers, clients, investors and employees is impacted by our reputation. We continue to face increased public and regulatory scrutiny resulting from the financial crisis and economic downturn as well as alleged irregularities in servicing, foreclosure, consumer collections, mortgage loan modifications and other practices, compensation practices, our acquisitions of Countrywide and Merrill Lynch and the suitability or reasonableness of recommending particular trading or investment strategies.
Significant harm to our reputation can also arise from other sources, including employee misconduct, unethical behavior, litigation or regulatory outcomes, failing to deliver minimum or required standards of service and quality, compliance failures, unintended disclosure of confidential information, and the activities of our clients, customers and counterparties, including vendors. Actions by the financial services industry generally or by certain members or individuals in the industry also can significantly adversely affect our reputation.
We are subject to complex and evolving laws and regulations regarding privacy, data protections and other matters. Principles concerning the appropriate scope of consumer and commercial privacy vary considerably in different jurisdictions, and regulatory and public expectations regarding the definition and scope of consumer and commercial privacy may remain fluid in the future. It is possible that these laws may be interpreted and applied by various jurisdictions in a manner inconsistent with our current or future practices, or that is inconsistent with one another. We face regulatory, reputational and operational risks if personal, confidential or proprietary information of customers or clients in our possession is mishandled or misused.
We could suffer significant reputational harm if we fail to properly identify and manage potential conflicts of interest. Management of potential conflicts of interests has become increasingly complex as we expand our business activities through more numerous transactions, obligations and interests with and among our clients. The failure to adequately address, or the perceived failure to adequately address, conflicts of interest could affect the willingness of clients to deal with us, or give rise to litigation or enforcement actions, which could adversely affect our businesses.
Our actual or perceived failure to address these and other issues gives rise to reputational risk that could cause significant harm to us and our business prospects, including failure to properly address operational risks. Failure to appropriately address any of these issues could also give rise to additional regulatory restrictions, legal risks and reputational harm, which could, among other consequences, increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and cause us to incur related costs and expenses.
Our ability to attract and retain qualified employees is critical to the success of our business and failure to do so could hurt our business prospects and competitive position.
Our performance is heavily dependent on the talents and efforts of highly skilled individuals. Competition for qualified personnel within the financial services industry and from businesses outside the financial services industry has been, and is expected to continue to be, intense. Our competitors include non-U.S.-based institutions and institutions subject to different compensation and hiring regulations than those imposed on U.S. institutions and financial institutions. The difficulty we face in competing for key personnel is exacerbated in emerging markets, where we are often competing for qualified employees with entities that may have a significantly greater presence or more extensive experience in the region.
In order to attract and retain qualified personnel, we must provide market-level compensation. As a large financial and banking institution, we may be subject to limitations on compensation practices (which may or may not affect our competitors) by the Federal Reserve, the FDIC or other regulators around the world. Any future limitations on executive compensation imposed by legislation or regulation could adversely affect our ability to attract and maintain qualified employees. Furthermore, a substantial portion of our annual incentive compensation paid to our senior employees has in recent years taken the form of long-term equity awards. Therefore, the ultimate value of this compensation depends on the price of our common stock when the awards vest. If we are unable to continue to attract and retain qualified individuals, our business prospects and competitive position could be adversely affected.
In addition, if we fail to retain the wealth advisors that we employ in GWIM, particularly those with significant client relationships, such failure could result in a significant loss of clients or the withdrawal of significant client assets.

We may not be able to achieve expected cost savings from cost-saving initiatives, including from Project New BAC, or in accordance with currently anticipated time frames.
We are currently engaged in numerous efforts to achieve certain cost savings, including, among other things, Project New BAC.
Project New BAC is a two-phase, enterprise-wide initiative to simplify and streamline workflows and processes, align businesses and costs more closely with our overall strategic plan and operating principles, and increase revenues. Phase 1 focuses on the consumer businesses, including Deposits, Card Services and CRES, and related support, technology and operations functions. Phase 2 focuses on Global Banking, Global Markets and GWIM, and related support, technology and operations functions not subject to evaluation in Phase 1. All aspects of Phase 1 of Project New BAC are currently expected to be implemented by the end of 2013, with the full cost savings impact expected to be realized in 2014, while Phase 2 is expected to be fully implemented by mid-2015.
We may be unable to fully realize the cost savings and other anticipated benefits from our cost saving initiatives or in accordance with currently anticipated timeframes.
Our inability to adapt our products and services to evolving industry standards and consumer preferences could harm our business.
Our business model is based on a diversified mix of business that provides a broad range of financial products and services, delivered through multiple distribution channels. Our success depends on our ability to adapt our products and services to evolving industry standards. There is increasing pressure by competitors to provide products and services at lower prices. This can reduce our net interest margin and revenues from our fee-based products and services. In addition, the widespread adoption of new technologies, including internet services, could require us to incur substantial expenditures to modify or adapt our existing products and services. We might not be successful in developing or introducing new products and services, responding or adapting to changes in consumer spending and saving habits, achieving market acceptance of our products and services, or sufficiently developing and maintaining loyal customers.
Risks Related to Risk Management
Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.
Our risk management framework is designed to minimize risk and loss to us. We seek to identify, measure, monitor, report and control our exposure to the types of risk to which we are subject, including strategic, credit, market, liquidity, compliance, operational and reputational risks, among others. While we employ a broad and diversified set of risk monitoring and mitigation techniques, those techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions, heightened legislative and regulatory scrutiny of the financial services industry and increases in the overall complexity of our operations, among other developments, have resulted in a heightened level of risk for us. Accordingly, we could suffer losses as a result of our failure to properly anticipate and manage these risks.
For additional information about our risk management policies and procedures, see Managing Risk in the MD&A on page 66.
A failure in or breach of our operational or security systems or infrastructure, or those of third parties with which we do business, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.
Our businesses are highly dependent on our ability to process, record and monitor, on a continuous basis, a large number of transactions, many of which are highly complex, across numerous and diverse markets in many currencies. The potential for operational risk exposure exists throughout our organization and is not limited to operations functions. Operational risk exposures can impact our results of operations, such as losses resulting from unauthorized trades by employees, and their impact may extend beyond financial losses.
Integral to our performance is the continued efficacy of our internal processes, systems, relationships with third parties and the vast array of employees and key executives in our day-to-day and ongoing operations. With regard to the physical infrastructure and systems that support our operations, we have taken measures to implement backup systems and other safeguards, but our ability to conduct business may be adversely affected by any significant and widespread disruption to our infrastructure or systems. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our ability to process these transactions or provide these services. There could be sudden increases in customer transaction volume; electrical or telecommunications outages; natural disasters such as earthquakes, tornadoes and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and cyber attacks. We continuously update these systems to support our operations and growth. This updating entails significant costs and creates risks associated with implementing new systems and integrating them with existing ones.

Information security risks for large financial institutions like us have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign state actors. Our operations rely on the secure processing, transmission and storage of confidential, proprietary and other information in our computer systems and networks. Our banking, brokerage, investment advisory and capital markets businesses rely on our digital technologies, computer and email systems, software, and networks to conduct their operations. In addition, to access our products and services, our customers may use personal smartphones, PCs and other computing devices, tablet PCs and other mobile devices that are beyond our control systems. Our technologies, systems, networks and our customers’ devices have been subject to, and are likely to continue to be the target of, cyber attacks, computer viruses, malicious code, phishing attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of our or our customers’ confidential, proprietary and other information, or otherwise disrupt our or our customers’ or other third parties’ business operations. For example, our websites have been subject to a series of distributed denial of service cyber security incidents. Although these incidents have not had a material impact on Bank of America, nor have they resulted in unauthorized access to our or our customers’ confidential, proprietary or other information, because of our prominence, we believe that such incidents may continue.
Although to date we have not experienced any material losses relating to cyber attacks or other information security breaches, there can be no assurance that we will not suffer such losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, our prominent size and scale and our role in the financial services industry, our plans to continue to implement our Internet banking and mobile banking channel strategies and develop additional remote connectivity solutions to serve our customers when and how they want to be served, our expanded geographic footprint and international presence, the outsourcing of some of our business operations, the continued uncertain global economic environment, threats of cyberterrorism, and system and customer account conversions. As a result, cybersecurity and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority for us. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.
In addition, we also face the risk of operational failure, termination or capacity constraints of any of the third parties with which we do business or that facilitate our business activities, including clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. In recent years, there has been significant consolidation among clearing agents, exchanges and clearing houses and increased interconnectivity of multiple financial institutions with central agents, exchanges and clearing houses. This consolidation and interconnectivity increases the risk of operational failure, on both individual and industry-wide bases, as disparate complex systems need to be integrated, often on an accelerated basis. Any such failure, termination or constraint could adversely affect our ability to effect transactions, service our clients, manage our exposure to risk or expand our businesses, and could have an adverse impact on our liquidity, financial condition and results of operations.
Disruptions or failures in the physical infrastructure or operating systems that support our businesses and customers, or cyber attacks or security breaches of the networks, systems or devices that our customers use to access our products and services could result in the loss of customers and business opportunities, significant business disruption to the Corporation’s operations and business, misappropriation of the Corporation’s confidential information and/or that of its customers, or damage to the Corporation’s computers or systems and/or those of its customers and/or counterparties, and could result in violations of applicable privacy laws and other laws, litigation exposure, regulatory fines, penalties or intervention, loss of confidence in the Corporation’s security measures, reputational damage, reimbursement or other compensatory costs, and additional compliance costs.
For more information on operational risks and our operational risk management, see Operational Risk Management in the MD&A on page 120.
Risk of Being an International Business
We are subject to numerous political, economic, market, reputational, operational, legal, regulatory and other risks in the non-U.S. jurisdictions in which we operate.
We do business throughout the world, including in developing regions of the world commonly known as emerging markets. Our businesses and revenues derived from non-U.S. jurisdictions are subject to risk of loss from currency fluctuations, social or judicial instability, changes in governmental policies or policies of central banks, expropriation, nationalization and/or confiscation of assets, price controls, capital controls, exchange controls, other restrictive actions, unfavorable political and diplomatic developments, and changes in legislation. These risks are especially acute in emerging markets. Many non-U.S. jurisdictions in which we do business have been negatively impacted by recessionary conditions. While a number of these jurisdictions are showing signs of recovery, others continue to experience increasing levels of stress. In addition, the increasing potential risk of default on sovereign debt in some non-U.S. jurisdictions could expose us to substantial losses. Risks in one country can affect our operations in another country or countries, including our operations in the U.S. As a result, any such unfavorable conditions or developments could have an adverse impact on our company.

Our non-U.S. businesses are also subject to extensive regulation by various non-U.S. regulators, including governments, securities exchanges, central banks and other regulatory bodies, in the jurisdictions in which those businesses operate. In many countries, the laws and regulations applicable to the financial services and securities industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market or manage our relationships with multiple regulators in various jurisdictions. Our inability to remain in compliance with local laws in a particular market and manage our relationships with regulators could have an adverse effect not only on our businesses in that market but also on our reputation generally.
We also invest or trade in the securities of corporations and governments located in non-U.S. jurisdictions, including emerging markets. Revenues from the trading of non-U.S. securities may be subject to negative fluctuations as a result of the above factors. Furthermore, the impact of these fluctuations could be magnified, because non-U.S. trading markets, particularly in emerging market countries, are generally smaller, less liquid and more volatile than U.S. trading markets.
In addition to non-U.S. legislation, our international operations are also subject to U.S. legal requirements. For example, our international operations are subject to U.S. laws on foreign corrupt practices, the Office of Foreign Assets Control, and anti-money laundering regulations. Additionally, we are subject to Section 13(r) of the Securities Exchange Act of 1934, which requires a registrant to provide disclosure in its periodic reports and file a notice with the SEC if it or its affiliates knowingly engage in certain activities identified under the Iran Threat Reduction and Syria Human Rights Act of 2012. The SEC is required to report any such disclosure to the U.S. President and certain Congressional committees. The President thereafter is required to initiate an investigation into the reported activity and, within 180 days of initiating such an investigation, determine whether sanctions should be imposed. If we are required to report any such activities, whether or not any sanctions are actually imposed on us or our affiliates as a result of these activities, our reputation could be harmed and our results of operations could be adversely impacted.
We are subject to geopolitical risks, including acts or threats of terrorism, and actions taken by the U.S. or other governments in response thereto and/or military conflicts, that could adversely affect business and economic conditions abroad as well as in the U.S.
For more information on our non-U.S. credit and trading portfolios, see Non-U.S. Portfolio in the MD&A on page 105.
Risk from Accounting Changes
Changes in accounting standards or inaccurate estimates or assumptions in applying accounting policies could adversely affect us.
 Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the reported value of our assets or liabilities and results of operations and are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. If those assumptions, estimates or judgments were incorrectly made, we could be required to correct and restate prior period financial statements. Accounting standard-setters and those who interpret the accounting standards (such as the Financial Accounting Standards Board (FASB), the SEC, banking regulators and our independent registered public accounting firm) may also amend or even reverse their previous interpretations or positions on how various standards should be applied. These changes may be difficult to predict and could impact how we prepare and report our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the Corporation needing to revise and republish prior period financial statements.
The FASB issued on December 20, 2012 a proposed standard on accounting for expected credit losses. The standard would replace multiple existing impairment models, including replacing an “incurred loss” model for loans with an “expected credit loss” model. The FASB announced it will establish the effective date when it issues the final standard. We cannot predict whether or when a final standard will be issued, when it will be effective or what its final provisions will be. It is possible that the final standard could have a material adverse impact on our results of operations once it is issued and becomes effective.
For more information on some of our critical accounting policies and standards and recent accounting changes, see Complex Accounting Estimates in the MD&A on page 121 and Note 1 - Summary of Significant Accounting Principles to the Consolidated Financial Statements.
The following information is set forth under “Part II, Item IA. Risk Factors” of the Bank of America Corporation Annual Report on Form 10-Q for the quarterly period ended September 30, 2013 (the “Q3 2013 Form 10-Q”). Capitalized terms used but not defined below have the meanings ascribed to such terms in the Q3 2013 Form 10-Q.

Item 1A. Risk Factors

The following supplements the risk factors set forth under Part 1, Item 1A. Risk Factors in the Corporation's 2012 Annual Report on Form 10-K captioned “We are subject to significant financial and reputational risks from potential legal liability and regulatory action.” and “Damage to our reputation could significantly harm our businesses, including our competitive position and business prospects.”

The current environment of heightened scrutiny may subject us to governmental or regulatory inquiries, investigations, actions, penalties and fines, including by the RMBS Working Group of the Financial Fraud Enforcement Task Force, or by other regulators or government agencies that could significantly adversely affect our reputation and result in material costs to us in excess of current reserves and management's estimate of the aggregate range of possible loss for litigation matters.

The disclosures in the risk factors cited above remain unchanged, except as specifically supplemented above. Except as supplemented above, there are no material changes from the risk factors set forth under Part 1, Item 1A. Risk Factors in the Corporation's 2012 Annual Report on Form 10-K.